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                            PR NEWSWIRE INVESTORFAX

          Infocure Corporation Acquires Medical Software Integrators, Inc.

     ATLANTA, March 3 /PRNewswire/ -- InfoCure Corporation (Amex: INC) announced today that it has completed the acquisition of Medical Software Integrators, Inc. ("MSI") for a combination of cash and stock.

     Headquartered in Marietta, Georgia, MSI is the largest supplier of practice management systems and decision support tools to the anesthesia community. MSI's Office 2000 Product Suite, which includes the "Micro*Star" Anesthesia Practice Management System and a Decision Support System, anchored by the MSI developed Data Warehouse/Data Mining tool, delivers advanced technologies to the anesthesia marketplace. MSI's products operate in a Windows-based, client/server environment utilizing Microsoft's NT platform. The system is sold nationally and targets independent anesthesiology practices, billing services and MSOs.

     "MSI is extremely pleased at becoming part of InfoCure's rapidly growing practice management team," said Kurt Lawerence, founder of MSI. "I believe that MSI, its employees, clients and InfoCure will all benefit from this strategic merger."

     "Our goal is to provide healthcare providers with systems to make their business operations more profitable in a marketplace increasingly affected by managed care," said Frederick L. Fine, president and CEO of InfoCure. "InfoCure is committed to its acquisition strategy which focuses on leading companies in specific healthcare markets."

     "With the completion of the MSI acquisition, InfoCure is now one of the largest providers of anesthesiology practice management systems in the HCIS industry. We believe InfoCure is demonstrating its ability to execute its business strategy," said James K. Price, Executive Vice President of InfoCure.

     InfoCure Corporation develops, markets and supports practice management software products and related services for healthcare practices of varying size and specialty, including multi-provider Management Service Organizations (MSOs), Independent Physician Alliances (IPAs) and solo practitioners. InfoCure has an installed customer base of over 24,000 healthcare providers that practice in all 50 states.

     Certain statements in this release, including statements related to MSI's anesthesiology practice management systems and the Company's future goals, are forward-looking. Although InfoCure believes that its expectations are based on reasonable assumptions within the boundaries of its knowledge of its business, there can be no assurance that actual results will not differ materially from its expectations. A discussion of certain risk factors that may cause results to differ from these forward-looking statements can be found in the Registration Statement for InfoCure on file with the SEC.

     For additional information, visit InfoCure's web site at http://www.infocure.com.

SOURCE InfoCure Corporation
     -0-          03/03/98
     /CONTACT: Susan M. Gustafson, InfoCure Corporation, 770-221-9990/ /Web site: http://www.infocure.com/
     (INC)

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